Exhibit 23.2

MOORE & ASSOCIATES, CHARTERED
ACCOUNTANTS AND ADVISORS
PCAOB REGISTERED

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the registration statement on Form SB-2, Amendment No. 7 of Ecoland International, Inc., of our report dated September 4, 2007 on our audit of the financial statements of Ecoland International, Inc. as of May 31, 2007, and the related statements of operations, stockholders’ equity and cash flows for the years ended May 31, 2007 and May 31, 2006 and for the period from inception on April 15, 2005 through May 31, 2007, and the reference to us under the caption “Experts.”

/s/ Moore & Associates, Chartered

Moore & Associates Chartered
Las Vegas, Nevada
December 14, 2007

2675 S. Jones Blvd. Suite 109, Las Vegas, NV 89146 (702)253-7499 Fax (702)253-7501